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                                                                    EXHIBIT 3.6

                                  AMENDMENT
                                      TO
                                   BY-LAWS
                                      OF
                              I-FLOW CORPORATION


     The Board of Directors of I-Flow Corporation at a meeting on February 8, 1996 adopted a resolution approving and recommending to the shareholders for their adoption at the Annual Meeting on May 17, 1996, an amendment to the By-Laws of I-Flow Corporation, Restated as of July 22, 1991, to reflect the following changes to the first two sentences of Section 3, Article II of the By-Laws as Restated to read in their entirety as follows:

     "Section 3. NUMBER AND QUALIFICATION OF DIRECTORS. The authorized number of Directors of the Corporation shall not be less than six (6) nor more than eleven (11). The exact number of authorized Directors shall be eight (8) until changed, within the limits specified above, by a bylaw amending this
Section 3, duly adopted by the Board of Directors or by the Shareholders."

     IN WITNESS WHEREOF, the undersigned have duly executed this Amendment this 17th day of May 1996.

                                       /s/ Henry T. Tai
                                       ----------------------------------------
                                           Henry T. Tai, M.D.,
                                           Secretary